MINUTES OF THE BOARD OF DIRECTORS OF
BREATHE BIOLOGICS, INC.
A Delaware Corporation

February 15, 2025

A Board of Directors meeting of Breathe Biologics, Inc. ("BRTH"), a Delaware corporation (the "Company") was called to order at 1:00 pm on February 15, 2025, by Timothy G. Dixon, Chairman. All Board Members were present.

As the only order of business, the Board discussed the wishes of Therapeutic Solutions International, Inc., (TSOI), who owns 22,500,000 shares of BRTH common stock, namely TSOI proposes to issue a loyalty dividend of their holdings to their shareholders at a ratio of 0.001293129082553 shares of BRTH for each share owned in TSOI (0.001293129082553:1) on March 3, 2025. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board authorizes and unanimously approves of TSOI issuing a prorated dividend to their shareholders in BRTH stock.

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 1:30 pm.

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Timothy G. Dixon
Chairman of the Board
Breathe Biologics, Inc.

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Thomas E. Ichim
Director
Breath Biologics, Inc.